FOR IMMEDIATE RELEASE

>   GLOBAL HEADQUARTERS:

    200 INNOVATION WAY,

    AKRON, OHIO 44316-0001

>   MEDIA WEBSITE:

    WWW.GOODYEARNEWSROOM.COM

>   MEDIA CONTACT:

    ED MARKEY

    330.796.8801

    EMARKEY@GOODYEAR.COM

>   ANALYST CONTACT:

    NICHOLAS MITCHELL

    330.796.5512

    NICHOLAS_MITCHELL@GOODYEAR.COM

Exhibit 99.1

NEWS RELEASE

GOODYEAR REPORTS SECOND QUARTER, FIRST HALF 2020 RESULTS

– First half results significantly affected by COVID-19 pandemic

– Second quarter cash flow significantly better than expected

– Strong cash and liquidity position maintained; $3.9 billion available at quarter end

– Volume trends in key markets improved throughout the second quarter; China consumer replacement volume increased year-over-year in both May and June

– Phased restart of manufacturing facilities completed in second quarter

AKRON, Ohio, July 31, 2020 – The Goodyear Tire & Rubber Company today reported results for the second quarter and first half of 2020.

“Although our first half results were greatly affected by difficult industry conditions as a result of the ongoing COVID-19 pandemic, the decisive actions we took to safeguard our business helped mitigate the impact on our results,” said Richard J. Kramer, chairman, chief executive officer and president.

“While we are encouraged to see industry demand gradually recovering in most major markets, our plans for the second half consider the challenges and uncertainties that remain. We continue to focus on the wellbeing of our associates, servicing our customers and supporting our brands while appropriately managing our costs and working capital,” added Kramer.

“We are also committed to supporting the strong growth we are seeing in our e-commerce and mobile installation businesses. These investments in distribution will strengthen our leadership position and support our long-term growth prospects as consumer buying behavior continues to evolve within the tire industry,” said Kramer.

Goodyear’s second quarter 2020 sales were $2.1 billion, down 41% from a year ago. The decline was driven by lower industry volume and reduced sales from other tire-related businesses. These factors were partially offset by improvements in price/mix.

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Tire unit volumes totaled 20.4 million, down 45% from the prior year’s period. Industry demand during the second quarter was significantly affected by the actions governments, businesses and consumers took to slow the spread of COVID-19, with the greatest impact occurring in April and May. Replacement tire shipments declined 39%, reflecting the impact of lower consumer demand, temporary store closings and wholesale and retail customers reducing inventory levels. Original equipment unit volume decreased 62%, driven by reduced vehicle production, including the effects of global auto manufacturers temporarily suspending vehicle production.

Goodyear’s second quarter 2020 net loss was $696 million ($2.97 per share) compared to net income of $54 million (23 cents per share) a year ago. The decrease was driven by a decline in segment operating income, a non-cash asset impairment charge and higher rationalization charges.

Second quarter 2020 adjusted net loss was $437 million ($1.87 per share), compared to adjusted net income of $58 million (25 cents per share) in 2019. Per share amounts are diluted.

The company reported a segment operating loss of $431 million in the second quarter of 2020, down $650 million from a year ago. The decline primarily reflects lower volume and reduced factory utilization. These factors were partially offset by lower SAG, driven by reductions in payroll and advertising expenses relating to actions taken as a result of the COVID-19 pandemic.

Year-to-Date Results

Goodyear’s sales for the first six months of 2020 were $5.2 billion, a 28% decline from the 2019 period, primarily due to lower volume and reduced sales from other tire-related businesses. These factors were partially offset by improvements in price/mix.

Tire unit volumes totaled 51.7 million, down 31% from 2019. Replacement tire shipments decreased 28%, reflecting lower industry demand. Original equipment volume declined 41%, driven by lower global vehicle production.

Goodyear’s net loss was $1.3 billion for the first six months of 2020 ($5.62 per share) compared to a net loss of $7 million (3 cents per share) in the prior year’s period. The first half of 2020 included several significant items, including a non-cash charge of $295 million related to a valuation allowance on certain deferred tax assets for foreign tax credits, a non-cash impairment charge of $182 million to reduce the carrying value of goodwill in the EMEA business, a non-cash asset impairment charge of $148 million to reduce the carrying value of an equity interest in TireHub, and rationalization charges of $108 million, primarily associated with the previously announced plan to permanently close a manufacturing facility in Gadsden, Alabama. Goodyear’s net income for the comparable period in 2019 included rationalization charges of $107 million, primarily related to a plan to modernize two tire manufacturing facilities in Germany. Goodyear’s adjusted net loss for the first six months was $575 million ($2.46 per share), compared to adjusted net income of $103 million (44 cents per share) in the prior year’s period. Per share amounts are diluted.

The company reported a segment operating loss of $478 million for the first six months of 2020, down $887 million from a year ago. The decrease was primarily due to lower volume and reduced factory utilization. These factors were partially offset by lower SAG, driven by reductions in payroll and advertising expenses.

Reconciliation of Non-GAAP Financial Measures

See the note at the end of this release for further explanation and reconciliation tables for Segment Operating Income (Loss) and Margin; Adjusted Net Income (Loss); and Adjusted Diluted Earnings (Loss) per Share, reflecting the impact of certain significant items on the 2020 and 2019 periods.

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Business Segment Results

Americas

	Second Quarter		Six Months
(in millions)	2020	2019	2020	2019
Tire Units	8.5	17.1	23.0	33.8
Net Sales	$1,134	$1,971	$2,807	$3,847
Segment Operating Income (Loss)	(287)	134	(287)	223
Segment Operating Margin	(25.3)%	6.8%	(10.2)%	5.8%

Americas’ second quarter 2020 sales of $1,134 million were 42% lower than in the previous year, driven by lower volume and reduced sales from other tire-related businesses. These factors were partially offset by improvements in price/mix. Tire unit volume declined 50%. Replacement tire shipments decreased 45%, driven by weak industry demand and the impact of a significant consumer replacement customer temporarily closing its auto care facilities. Original equipment unit volume declined 68%, reflecting lower vehicle production.

Second quarter 2020 operating loss of $287 million was down $421 million from the prior year’s quarter. The decline was driven by reduced factory utilization, reflecting lower sales and reductions in inventory, and lower unit volume. These factors were partially offset by lower SAG, driven by reductions in payroll and advertising expenses.

Europe, Middle East and Africa

	Second Quarter		Six Months
(in millions)	2020	2019	2020	2019
Tire Units	7.3	13.3	18.9	27.6
Net Sales	$676	$1,141	$1,671	$2,362
Segment Operating Income (Loss)	(110)	44	(163)	98
Segment Operating Margin	(16.3)%	3.9%	(9.8)%	4.1%

Europe, Middle East and Africa’s second quarter 2020 sales decreased 41% from last year to $676 million, primarily attributable to lower volume, partially offset by improvements in price/mix. Tire unit volume decreased 45%. Replacement tire shipments fell 37%, driven by decreased industry demand and the planned impact of the company’s initiative to align distribution in Europe. Original equipment unit volume decreased 63%, reflecting lower vehicle production.

Second quarter 2020 segment operating loss of $110 million was down $154 million from the prior year’s quarter, driven by lower unit volume and reduced factory utilization, reflecting lower sales and reductions in inventory. These factors were partially offset by lower SAG, driven by reductions in advertising and payroll expenses, and improved price/mix.

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Asia Pacific

	Second Quarter		Six Months
(in millions)	2020	2019	2020	2019
Tire Units	4.6	7.0	9.8	14.0
Net Sales	$334	$520	$722	$1,021
Segment Operating Income (Loss)	(34)	41	(28)	88
Segment Operating Margin	(10.2)%	7.9%	(3.9)%	8.6%

Asia Pacific’s second quarter 2020 sales decreased 36% to $334 million, reflecting lower volume, partially offset by improvements in price/mix. Tire unit volume declined 36%. Original equipment unit volume declined 50%, driven by declines in India and China. Replacement tire shipments decreased 26%, driven by lower industry demand.

Second quarter 2020 segment operating loss of $34 million was down $75 million from the prior year’s quarter. The decline reflects lower unit volume and reduced factory utilization, reflecting lower sales and reductions in inventory. These factors were partially offset by lower SAG, driven by reductions in advertising and payroll expenses.

Phased Production Restart

The company completed a phased restart of production during the second quarter. All of the company’s factories resumed production and none have experienced any COVID-19 related disruption following their restart. Production levels for the quarter were approximately 26 million units below the prior year, reflecting lower sales and actions taken to reduce inventories and conserve cash. Inventory units were approximately 8.5 million below the prior year’s level at the end of June.

Production planning for the second half has been modified to focus on high customer service levels, while ensuring the company is able to continue to operate at lower inventory levels on an ongoing basis and to reduce its conversion cost per tire over time.

Liquidity and Cash Flow

As of June 30, 2020, the company had total liquidity of $3,944 million, including $1,006 million of cash and cash equivalents. A portion of this liquidity will be used to repay the company’s $282 million outstanding principal amount of 8.75% notes that mature in August. In comparison, the company had $3,442 million in total liquidity, including $917 million of cash and cash equivalents at June 30, 2019.

During the second quarter, the company issued $800 million of senior notes. The company also benefited from a smaller than planned use of cash during the quarter, driven by improved working capital management. Cash used in operations and capital expenditures totaled $259 million and $152 million, respectively. The combined use of $411 million of cash was significantly less than the company’s initial estimates.

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Conference Call

Goodyear will hold an investor conference call at 9:00 a.m. EDT today. Prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations website: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman, chief executive officer and president; Darren R. Wells, executive vice president and chief financial officer; and Christina L. Zamarro, vice president, finance and treasurer.

Investors, members of the media and other interested persons can access the conference call on the website or via telephone by calling either (877) 876-9176 or (785) 424-1670 before 8:50 a.m. EDT and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 934-8425 or (402) 220-6995. The replay will also remain available on the website.

About Goodyear

Goodyear is one of the world’s largest tire companies. It employs about 62,000 people and manufactures its products in 46 facilities in 21 countries around the world. Its two Innovation Centers in Akron, Ohio, and Colmar-Berg, Luxembourg, strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: the impact on us of the COVID-19 pandemic; our ability to implement successfully our strategic initiatives; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; foreign currency translation and transaction risks; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2020	2019	2020	2019
NET SALES	$2,144	$3,632	$5,200	$7,230
Cost of Goods Sold	2,216	2,855	4,768	5,734
Selling, Administrative and General Expense	451	586	1,032	1,133
Goodwill and Other Asset Impairments	148	—	330	—
Rationalizations	99	4	108	107
Interest Expense	85	88	158	173
Other (Income) Expense	34	17	61	39

Income (Loss) before Income Taxes	(889)	82	(1,257)	44
United States and Foreign Tax Expense (Benefit)	(186)	26	63	32

Net Income (Loss)	(703)	56	(1,320)	12
Less: Minority Shareholders’ Net Income (Loss)	(7)	2	(5)	19

Goodyear Net Income (Loss)	$(696)	$54	$(1,315)	$(7)

Goodyear Net Income (Loss) - Per Share of Common Stock
Basic	$(2.97)	$0.23	$(5.62)	$(0.03)

Weighted Average Shares Outstanding	234	233	234	232
Diluted	$(2.97)	$0.23	$(5.62)	$(0.03)

Weighted Average Shares Outstanding	234	234	234	232
Cash Dividends Declared Per Common Share	$—	$0.16	$0.16	$0.32

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30,	December 31,
	2020	2019
Assets:
Current Assets:
Cash and Cash Equivalents	$1,006	$908
Accounts Receivable, less Allowance—$143 ($111 in 2019)	1,727	1,941
Inventories:
Raw Materials	594	530
Work in Process	128	143
Finished Products	1,752	2,178

	2,474	2,851
Prepaid Expenses and Other Current Assets	206	234

Total Current Assets	5,413	5,934
Goodwill	383	565
Intangible Assets	135	137
Deferred Income Taxes	1,434	1,527
Other Assets	794	959
Operating Lease Right-of-Use Assets	869	855
Property, Plant and Equipment, less Accumulated Depreciation – $10,293 ($10,488 in 2019)	6,799	7,208

Total Assets	$15,827	$17,185

Liabilities:
Current Liabilities:
Accounts Payable – Trade	$1,858	$2,908
Compensation and Benefits	485	536
Other Current Liabilities	798	734
Notes Payable and Overdrafts	712	348
Operating Lease Liabilities due Within One Year	192	199
Long Term Debt and Finance Leases due Within One Year	581	562

Total Current Liabilities	4,626	5,287
Operating Lease Liabilities	698	668
Long Term Debt and Finance Leases	5,688	4,753
Compensation and Benefits	1,273	1,334
Deferred Income Taxes	80	90
Other Long Term Liabilities	449	508

Total Liabilities	12,814	12,640
Commitments and Contingent Liabilities
Shareholders’ Equity:
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 233 million in 2020 and 2019	233	233
Capital Surplus	2,154	2,141
Retained Earnings	4,748	6,113
Accumulated Other Comprehensive Loss	(4,302)	(4,136)

Goodyear Shareholders’ Equity	2,833	4,351
Minority Shareholders’ Equity – Nonredeemable	180	194

Total Shareholders’ Equity	3,013	4,545

Total Liabilities and Shareholders’ Equity	$15,827	$17,185

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(In millions)	Six Months Ended
	June 30,
	2020	2019
Cash Flows from Operating Activities:
Net Income (Loss)	$(1,320)	$12
Adjustments to Reconcile Net Income (Loss) to Cash Flows from Operating Activities:
Depreciation and Amortization	472	389
Amortization and Write-Off of Debt Issuance Costs	6	9
Goodwill and Other Asset Impairments	330	—
Provision for Deferred Income Taxes	58	(31)
Net Pension Curtailments and Settlements	3	—
Net Rationalization Charges	108	107
Rationalization Payments	(101)	(33)
Net (Gains) Losses on Asset Sales	2	(6)
Operating Lease Expense	142	148
Operating Lease Payments	(130)	(134)
Pension Contributions and Direct Payments	(33)	(32)
Changes in Operating Assets and Liabilities, Net of Asset Acquisitions and Dispositions:
Accounts Receivable	36	(445)
Inventories	304	(233)
Accounts Payable—Trade	(860)	(55)
Compensation and Benefits	(11)	61
Other Current Liabilities	29	(37)
Other Assets and Liabilities	145	(11)

Total Cash Flows from Operating Activities	(820)	(291)
Cash Flows from Investing Activities:
Capital Expenditures	(363)	(401)
Asset Dispositions	—	2
Short Term Securities Acquired	(30)	(67)
Short Term Securities Redeemed	46	67
Notes Receivable	(35)	(7)
Other Transactions	(8)	(13)

Total Cash Flows from Investing Activities	(390)	(419)
Cash Flows from Financing Activities:
Short Term Debt and Overdrafts Incurred	928	983
Short Term Debt and Overdrafts Paid	(521)	(908)
Long Term Debt Incurred	4,886	3,479
Long Term Debt Paid	(3,879)	(2,628)
Common Stock Issued	—	1
Common Stock Dividends Paid	(37)	(74)
Transactions with Minority Interests in Subsidiaries	—	(25)
Debt Related Costs and Other Transactions	(53)	(17)

Total Cash Flows from Financing Activities	1,324	811
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(50)	6

Net Change in Cash, Cash Equivalents and Restricted Cash	64	107
Cash, Cash Equivalents and Restricted Cash at Beginning of the Period	974	873

Cash, Cash Equivalents and Restricted Cash at End of the Period	$1,038	$980

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Non-GAAP Financial Measures (unaudited)

This earnings release presents Total Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share (EPS), which are important financial measures for the company but are not financial measures defined by U.S. GAAP, and should not be construed as alternatives to corresponding financial measures presented in accordance with U.S. GAAP.

Total Segment Operating Income (Loss) is the sum of the individual strategic business units’ (SBUs’) Segment Operating Income (Loss) as determined in accordance with U.S. GAAP. Total Segment Operating Margin is Total Segment Operating Income (Loss) divided by Net Sales as determined in accordance with U.S. GAAP. Management believes that Total Segment Operating Income (Loss) and Margin are useful because they represent the aggregate value of income created by the company’s SBUs and exclude items not directly related to the SBUs for performance evaluation purposes. The most directly comparable U.S. GAAP financial measure to Total Segment Operating Income (Loss) is Goodyear Net Income (Loss) and to Total Segment Operating Margin is Return on Sales (which is calculated by dividing Goodyear Net Income (Loss) by Net Sales).

Adjusted Net Income (Loss) is Goodyear Net Income (Loss) as determined in accordance with U.S. GAAP adjusted for certain significant items. Adjusted Diluted Earnings (Loss) Per Share is the company’s Adjusted Net Income (Loss) divided by Weighted Average Shares Outstanding-Diluted as determined in accordance with U.S. GAAP. Management believes that Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share are useful because they represent how management reviews the operating results of the company excluding the impacts of rationalizations, asset write-offs, accelerated depreciation, asset sales and certain other significant items.

It should be noted that other companies may calculate similarly-titled non-GAAP financial measures differently and, as a result, the measures presented herein may not be comparable to such similarly-titled measures reported by other companies.

See the tables below for reconciliations of historical Total Segment Operating Income (Loss) and Margin, Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share to the most directly comparable U.S. GAAP financial measures.

Segment Operating Income (Loss) and Margin Reconciliation Table

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2020	2019	2020	2019

Total Segment Operating Income (Loss)	$(431)	$219	$(478)	$409
Goodwill and Other Asset Impairments	(148)	—	(330)	—
Rationalizations	(99)	(4)	(108)	(107)
Interest Expense	(85)	(88)	(158)	(173)
Other Income (Expense)	(34)	(17)	(61)	(39)
Asset Write-offs and Accelerated Depreciation	(86)	(1)	(90)	(1)
Corporate Incentive Compensations Plans	(7)	(14)	(10)	(15)
Retained Expenses of Divested Operations	(1)	(3)	(3)	(6)
Other	2	(10)	(19)	(24)

Income (Loss) before Income Taxes	$(889)	$82	$(1,257)	$44
United States and Foreign Taxes (Benefit)	(186)	26	63	32
Less: Minority Shareholders’ Net Income (Loss)	(7)	2	(5)	19

Goodyear Net Income (Loss)	$(696)	$54	$(1,315)	$(7)

Sales	$2,144	$3,632	$5,200	$7,230
Return on Sales	(32.5)%	1.5%	(25.3)%	(0.1)%
Total Segment Operating Margin	(20.1)%	6.0%	(9.2)%	5.7%

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Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share

Reconciliation Tables

Second Quarter 2020	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS

(In millions, except EPS)
As Reported	$(889)	$(186)	$(7)	$(696)	234	$(2.97)
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	185	44		141		0.60
Impairment of TireHub Investment	148	35		113		0.48
Asset Sales	3			3		0.01
Discrete Tax Items		(2)		2		0.01

	336	77	—	259		1.10

As Adjusted	$(553)	$(109)	$(7)	$(437)	234	$(1.87)

Second Quarter 2019	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income	Weighted Average Shares Outstanding- Diluted	Diluted EPS

(In millions, except EPS)
As Reported	$82	$26	$2	$54	234	$0.23
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	5	1		4		0.02

	5	1	—	4		0.02

As Adjusted	$87	$27	$2	$58	234	$0.25

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First Six Months 2020	Income (Loss) Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted	Diluted EPS

(In millions, except EPS)
As Reported	$(1,257)	$63	$(5)	$(1,315)	234	$(5.62)
Significant Items:
Discrete Tax Items		(293)		293		1.25
Goodwill and Other Asset Impairments	330	39		291		1.24
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	198	46		152		0.65
Asset Sales	2			2		0.01
Pension Settlement Charges	3	1		2		0.01

	533	(207)	—	740		3.16

As Adjusted	$(724)	$(144)	$(5)	$(575)	234	$(2.46)

First Six Months 2019	Income Before Income Taxes	Taxes	Minority Interest	Goodyear Net Income (Loss)	Weighted Average Shares Outstanding- Diluted*	Diluted EPS

(In millions, except EPS)
As Reported	$44	$32	$19	$(7)	232	$(0.03)
Significant Items:
Rationalizations, Asset Write-offs, and Accelerated Depreciation Charges	108	17		91		0.38
Indirect Tax Settlements and Discrete Tax Items	(6)	(13)	(16)	23		0.10
Legal Claims Related to Discontinued Operations	5	1		4		0.02
Insurance Recovery from Hurricanes	(3)			(3)		(0.01)
Asset Sales	(6)	(1)		(5)		(0.02)

	98	4	(16)	110		0.47

As Adjusted	$142	$36	$3	$103	234	$0.44

*Weighted Average Shares Outstanding-Diluted for the calculation of as-reported diluted EPS excludes 2 million weighted average shares outstanding for stock options and other securities that were anti-dilutive due to Goodyear’s net loss.

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